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                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [ ]
          Filed by a Party other than the Registrant [X]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ]  Confidential, for Use of the Commission Only (as permitted by
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          [ ]  Definitive Proxy Statement
          [X]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                            WALLACE COMPUTER SERVICES, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

                                GUY P. WYSER-PRATTE
          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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News Release                                                  MACKENZIE
                                                              PARTNERS, INC.
                                                              156 FIFTH AVENUE
                                                              NEW YORK, NY 1001
                                                              212 929-5500
                                                              FAX 212 929-0308

CONTACT:
Stanley J. Kay
MacKenzie Partners, Inc.
(212) 929-5940


FOR IMMEDIATE RELEASE:


         INVESTOR GUY WYSER-PRATTE PRESENTS GROUNDBREAKING TENDER OFFER
          BYLAW PROPOSAL TO COUNCIL OF INSTITUTIONAL INVESTORS, GIVING
              SHAREHOLDERS FINAL AUTHORITY TO ACCEPT A PREMIUM BID.

Mails Proxy Materials Opposing Management to Wallace Shareholders

CHICAGO, IL, October 7, 1996 -- Guy P. Wyser-Pratte, President of Wyser-Pratte & Co., Inc., in a talk before the Council of Institutional Investors in Chicago today, presented his views on a longstanding controversial corporate governance issue, claiming that shareholders -- not the Board or management -- have the final authority over whether qualified, premium cash tender offers should be accepted.

Mr. Wyser-Pratte, who has commenced a proxy contest in opposition to the management of Wallace Computer Services, Inc. (NYSE: WCS), has included a proposal to amend the Wallace by-laws in his proxy materials to accomplish this objective. Mr. Wyser-Pratte's proxy materials were mailed to Wallace shareholders commencing Friday, October 4.

Mr. Wyser-Pratte's Tender Offer By-law proposal, which will be voted upon by shareholders at Wallace's November 6, 1996 annual meeting, works as follows: if Wallace receives an all-cash, all-shares tender offer, with a premium at least 25% higher than the Company's average closing price for 30 trading days prior to the bid, and the offer was opposed by the Board, then the Board would need approval through a shareholder vote to continue its opposition for more than 90 days after the date of the offer. Otherwise, the Board would need to accept the wishes of its shareholders and end its opposition, including the redemption of its poison pill.

Mr. Wyser-Pratte commented, "This Tender Offer By-law proposal levels the corporate playing field for the benefit of all investors. For far too long, Boards and management have enjoyed an unfair advantage through their abuses of poison pills. Originally intended to allow Boards to slow coercive two-tier tender offers while buying time for management to search for a superior deal, poison pills have become a convenient shield for management to hide behind, protecting their jobs, at the expense of shareholders."

                                    - more -

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Mr. Guy Wyser-Pratte
October 7, 1996
Page Two


"You do not find this type of corporate behavior -- or the millions spent to litigate pills," Mr. Wyser-Pratte continued, "in major world markets such as Canada, Great Britain, France and other Continental European exchanges. In these countries, management must receive shareholder permission to oppose a premium bid. It's time for United States investors to reclaim what is their proper right as equity shareholders."

Mr. Wyser-Pratte emphasized that his quest to restore power to shareholders would not end with the Wallace contest. "Although the Wallace Board has committed some of the most egregious offenses against its shareholders that I have seen in my 30 year investing career," he said, "my hope is that Wallace will simply be a new beginning, the catalyst for shareholders of other companies to demand the restoration of their property rights."

"There is strong support within specific provisions of the Delaware General Corporation Law for such a by-law," Mr. Wyser-Pratte explained, "Imagine what the effect would be on the share prices of Delaware corporations if such a by-law could not be legally upheld. Why pay as much for a share of a company if directors could block shareholders from selling their share to the highest bidder?"

"Wallace shareholders, as the first group to be presented with such a proposal," Mr. Wyser-Pratte concluded, "have a unique opportunity to make corporate governance history and to send an unprecedented message to corporate America that democratic principles must apply to business as well as to politics."

Wyser-Pratte and Co., Inc. is a New York City investment firm specializing in special situations and merger arbitrage.

The  Council  of  Institutional   Investors,   a  trade  organization  based  in
Washington, DC, has several hundred leading corporate, public and union pension funds, money managers and investment firms among its membership.

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NOTE  TO  EDITORS:  For a copy of Mr.  Wyser-Pratte's  proxy  materials,  please contact MacKenzie Partners, Inc. at (800) 322-2885.